EXHIBIT 11

                                  SPARTA, INC.

                  EXHIBIT TO CONSOLIDATED FINANCIAL STATEMENTS
                        COMPUTATION OF PER SHARE EARNINGS

                                                                   THREE MONTHS ENDED JUNE 30,     SIX MONTHS ENDED JUNE 30,
                                                                 -----------------------------   -----------------------------
                                                                     1997              1996          1997              1996
                                                                 -----------       -----------   -----------       -----------

PRIMARY

    Net income from Operations                                   $ 1,234,000       $   937,000   $ 2,059,000       $ 1,622,000
    Interest and accretion                                          (245,000)           79,000      (575,000)         (140,000)
                                                                 -----------       -----------   -----------       -----------
    Net income (Note 1)                                          $   989,000       $ 1,016,000   $ 1,484,000       $ 1,482,000
                                                                 ===========      ============   ===========       ===========

   Average shares outstanding                                      5,690,000         6,008,000     5,677,000         5,994,000
   Dilutive stock options - based on the treasury stock
     method using the average established price
                                                                 -----------       -----------   -----------       -----------

          Total                                                    5,690,000         6,008,000     5,677,000         5,994,000
                                                                 -----------       -----------   -----------       -----------

   Per share amounts                                             $      0.17       $      0.17   $      0.26       $      0.25
                                                                 ===========      ============   ===========       ===========


FULLY DILUTED

   Net income from Operations                                    $ 1,234,000       $   937,000   $ 2,059,000       $ 1,622,000
   Interest and accretion                                           (245,000)           79,000      (575,000)         (140,000)
                                                                 -----------       -----------   -----------       -----------
   Net income (Note 1)                                           $   989,000       $ 1,016,000   $ 1,484,000       $ 1,482,000
                                                                 ===========      ============   ===========       ===========

   Average shares outstanding                                      5,690,000         6,008,000     5,677,000         5,994,000
   Dilutive stock options - based on the treasury stock
     method using the quarter end or exercise date
     established price if higher than the average
     established price

                                                                 -----------       -----------   -----------       -----------
           Total                                                   5,690,000         6,008,000     5,677,000         5,994,000
                                                                 -----------       -----------   -----------       -----------

   Per share amounts                                             $      0.17      $       0.17   $      0.26       $      0.25
                                                                 ===========      ============   ===========       ===========


Note 1 - Net income has been adjusted for (1) interest expense (net of tax) resulting from the assumption that a portion of the proceeds received under option exercise has been used to retire debt and (2) accretion on Preferred Stock.